Exhibit 99.1

INSTRUCTIONS FOR USE OF SPECTRUM GROUP INTERNATIONAL, inc.

SUBSCRIPTION RIGHTS CERTIFICATE

The following instructions relate to a rights offering (the “Rights Offering”) by Spectrum Group International, Inc., a Delaware corporation (the “Company”), to the holders of its common stock, par value $0.01 per share (“Common Stock”), as described in the Company’s prospectus dated [•], 2012 (the “Prospectus”). Holders of record of Common Stock at the close of business on [•], 2012 (the “Record Date”) will receive at no charge transferable subscription rights (each, a “Subscription Right”) to purchase up to an aggregate of 19,713,523 shares of Common Stock at a subscription price of $1.90 per share (the “Subscription Price”), for up to an aggregate purchase price of $37.5 million in cash. Each stockholder will receive one Subscription Right for each share of Common Stock owned on the Record Date and each Subscription Right will entitle its holder to purchase 1.4 shares of Common Stock at the Subscription Price (the “Basic Subscription Right”). The Company will not issue fractional shares, but rather will round down the aggregate number of shares the holder is entitled to receive to the nearest whole number.

Subject to the allocation described below, each Subscription Right also grants the holder an oversubscription right (the “Oversubscription Right”) to purchase additional shares of our Common Stock that are not purchased by other rights holders pursuant to their Basic Subscription Rights, subject to the ownership limitations set forth in the Prospectus. You are entitled to exercise your Oversubscription Right only if you exercise your Basic Subscription Rights in full. If you wish to exercise your Oversubscription Right, you should indicate the number of additional shares that you would like to purchase in the space provided on your Subscription Certificate. When you send in your Subscription Certificate, you must also send the full purchase price in cash for the number of additional shares that you have requested to purchase (in addition to the payment in cash due for shares purchased through your Basic Subscription Right). If an insufficient number of shares are available to fully satisfy all Oversubscription Right requests, the available shares will be distributed proportionately among stockholders who exercised their Oversubscription Rights based on the number of shares each stockholder subscribed for under its Basic Subscription Rights. The Company reserves the right to reject any oversubscription and will, in most cases, reject an oversubscription to the extent the stockholder together with its affiliates would own 20% or more of the Common Stock after the oversubscription is exercised. If the Company rejects any oversubscription, then such person will be allocated only that number of shares for which the person is permitted to purchase, and the remaining shares of Common Stock will be allocated among all other persons exercising the Oversubscription Right on the same basis described above. The allocation process will be repeated until all shares of Common Stock have been allocated or all oversubscription requests have been satisfied, whichever occurs first. If there are not enough unsubscribed shares to honor all requests pursuant to the Oversubscription Right, a portion of requested shares will not be fulfilled. The subscription agent, American Stock Transfer & Trust Company LLC (“the Subscription Agent”), will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period.

Subscription Rights are fully transferable and may be sold, assigned, or otherwise transferred by endorsing the reverse side of the Subscription Certificate and by having the transferor’s signature guaranteed by an eligible guarantor institution. Subscription Rights are also transferable by operation of law (for example, upon the death of the recipient). However, the Company reserves the right to reject, in whole or in part, any subscription tendered in the Rights Offering other than subscriptions tendered by our existing shareholders as of the Record Date pursuant to their Basic Subscription Rights.

THE SUBSCRIPTION RIGHTS WILL EXPIRE AND WILL HAVE NO VALUE AT 5:00 P.M., NEW YORK CITY TIME, ON [•], 2012, SUBJECT TO EXTENSION OR EARLIER TERMINATION (THE “EXPIRATION DATE”).

The number of Subscription Rights to which you are entitled is printed on front of your Subscription Certificate. You should indicate your wishes with regard to the exercise of your Subscription Rights by completing the appropriate sections of your Subscription Certificate and returning the Subscription Certificate to American Stock Transfer & Trust Company LLC, the subscription agent.

THE SUBSCRIPTION AGENT MUST RECEIVE YOUR COMPLETED SUBSCRIPTION CERTIFICATE ON OR BEFORE THE EXPIRATION DATE. IN ADDITION, THE SUBSCRIPTION AGENT MUST RECEIVE PAYMENT OF THE SUBSCRIPTION PRICE, INCLUDING FINAL CLEARANCE OF ANY CHECKS, FOR ALL SUBSCRIPTION RIGHTS EXERCISED ON OR BEFORE THE EXPIRATION DATE.

(1)	Subscription Rights. To exercise Subscription Rights, properly complete and execute your Subscription Certificate and send it, together with payment in full of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Right and the Oversubscription Right, to the Subscription Agent. Delivery of the Subscription Certificate must be made by mail or by overnight delivery. All payments must be made in full in United States dollars by (i) uncertified check drawn against a U.S. bank payable to “American Stock Transfer & Trust Company LLC as Subscription Agent”, (ii) bank draft (cashier’s check) drawn against a U.S. bank payable to “American Stock Transfer & Trust Company LLC as Subscription Agent,” or (iii) wire transfer of immediately available funds directly to the account maintained by American Stock Transfer & Trust Company LLC, as Subscription Agent, for purposes of accepting subscriptions in this Rights Offering at [•], ABA #[•], Account #[•] FBO Spectrum Subscription, with reference to the rights holder’s name. The Subscription Price will be deemed to have been received by the Subscription Agent under the conditions described in the paragraph below entitled “Acceptance of Payments.”

(a)	Nominee Holders. Banks, brokers, trusts, depositaries or other nominee holders of the Subscription Rights who exercise the Subscription Rights on behalf of beneficial owners of Subscription Rights will be required to certify to the Subscription Agent and the Company, on a Nominee Holder Certification Form, as to the aggregate number of Subscription Rights that have been exercised, and the number of shares of Common Stock requested through the Oversubscription Right, by each beneficial owner of Subscription Rights on whose behalf the nominee holder is acting.

(b)	Acceptance of Payments. Payments will be deemed to have been received by the Subscription Agent only upon (a) clearance of any uncertified check deposited by the Subscription Agent; (b) receipt by the Subscription Agent of any certified bank check draft drawn against a U.S. bank; or (c) receipt by the Subscription Agent of immediately available funds by wire transfer. DO NOT SEND SUBSCRIPTION CERTIFICATES OR PAYMENTS TO THE COMPANY. Your subscription will not be considered received until the Subscription Agent has received delivery of a properly completed and duly executed Subscription Certificate and payment of the full subscription amount.

(c)	Contacting the Subscription Agent. The addresses of the Subscription Agent are as follows:

By mail:	By hand or overnight delivery:
American Stock Transfer & Trust Company, LLC Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

(d)	Partial Exercises; Effect of Over- and Underpayments. If you do not indicate the number of Subscription Rights being exercised, or do not forward full payment of the total Subscription Price payment for the number of Subscription Rights that you indicate are being exercised, then you will be deemed to have exercised your Subscription Rights with respect to the maximum number of Subscription Rights that may be exercised with the aggregate Subscription Price payment you delivered to the Subscription Agent. If the payment exceeds the amount necessary for the full exercise of your Subscription Rights, the Subscription Agent will return the excess amount to you by mail, without interest or deduction, in the form in which made, as soon as practicable after the Expiration Date of the Rights Offering.

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If you exercise less than all of the Subscription Rights evidenced by your Subscription Certificate, the Subscription Agent will issue to you a new Subscription Certificate evidencing the unexercised Subscription Rights upon your request. However, if you choose to have a new Subscription Certificate sent to you, you may not receive any such new Subscription Certificate in sufficient time to permit exercise of the Subscription Rights evidenced thereby.

(e)	Sale or Transfer of Subscription Rights. Holders of Subscription Rights may sell, or otherwise transfer, Subscription Rights. If a holder of Subscription Rights transfers all or a portion of his, her or its Subscription Rights, neither the transferor nor the transferee of Subscription Rights will have an Oversubscription Right. You may transfer Subscription Rights in whole by endorsing the Subscription Certificate for transfer on the reverse side of the Subscription Certificate and by having your signature guaranteed by an eligible guarantor institution. Please follow the instructions for transfer on the reverse side of the Subscription Certificate. If you wish to transfer only a portion of your Subscription Rights, you should deliver your properly endorsed Subscription Certificate to the Subscription Agent and include instructions to register such portion of the Subscription Rights evidenced thereby in the name of the transferee (and to issue a new Subscription Certificate to the transferee evidencing such transferred Subscription Rights).

The amount of time needed by your transferee to exercise or sell its rights depends upon the method by which the transferor delivers the Subscription Certificate, the method of payment made by the transferee and the number of transactions which the holder instructs the Subscription Agent to effect. You should also allow up to ten business days for your transferee to exercise or sell the rights transferred to it. Neither we nor the Subscription Agent will be liable to a transferee or transferor of Subscription Rights if Subscription Certificates or any other required documents are not received in time for exercise or sale prior to the Expiration Date.

You will receive a new Subscription Certificate upon a partial exercise, transfer or sale of Subscription Rights only if the Subscription Agent receives your properly endorsed Subscription Certificate no later than 5:00 p.m., New York City time, on [•], 2012, five business days before the Expiration Date. The Subscription Agent will not issue a new Subscription Certificate if your Subscription Certificate is received after that time and date. If your instructions and Subscription Certificate are received by the Subscription Agent after that time and date, you will not receive a new Subscription Certificate and therefore will not be able to transfer or exercise your remaining Subscription Rights.

You are responsible for all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of your Subscription Rights, except that we will pay all fees of the Subscription Agent associated with the exercise of Subscription Rights. Any amounts you owe the Subscription Agent will be deducted from your account.

(f)	Delivery of Stock Certificates. The delivery of stock certificates and payments will be made to the address shown on the face of your Subscription Certificate, unless you provide instructions to the contrary in your Subscription Certificate.

(g)	Basic Subscription Rights. As soon as practicable after the Expiration Date and the valid exercise of Subscription Rights, the Subscription Agent will mail to each exercising Subscription Rights holder certificates representing shares of Common Stock purchased pursuant to the Basic Subscription Rights.

(h)	Oversubscription Rights. As soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Subscription Rights holder who validly exercises the Oversubscription Subscription Certificates representing the number of shares of Common Stock, if any, allocated to such Subscription Rights holder pursuant to the Oversubscription Rights.

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(i)	Excess Payments. As soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Subscription Rights holder any excess amount, without interest or deduction, in the form in which made, received in payment of the Subscription Price.

(2)	Execution.

(a)	Execution by a Registered Holder. The signature on the Subscription Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Certificate without any alteration or change whatsoever. Persons who sign the Subscription Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority so to act.

(b)	Execution by a Person Other than Registered Holder. If the Subscription Certificate is executed by a person other than the holder named on the face of the Subscription Certificate, proper evidence of authority of the person executing the Subscription Certificate must accompany the Subscription Certificate, unless the Subscription Agent, in its discretion, dispenses with proof of authority.

(c)	Signature Guarantees. Your signature must be guaranteed by an eligible guarantor institution if you specify special issuance or delivery instructions.

(3)	Method of Delivery. The risk of delivery of all documents and payments is on you or your nominee, not the Company or the Subscription Agent. Because uncertified personal checks may take seven or more business days to clear, you are strongly urged to pay or arrange for payment by means of certified or cashier's check or wire transfer to avoid missing the opportunity to exercise your Subscription Rights should you decide to do so.

(4)	Special Provisions Relating to the Delivery of Subscription Rights through DTC Participants. Banks, trust companies, securities dealers and brokers that hold shares of our Common Stock on the Record Date as nominee for more than one beneficial owner may, upon proper showing to the Subscription Agent, exercise their subscription privilege on the same basis as if the beneficial owners were record holders on the Record Date through DTC. Such holders may exercise these rights through DTC’s PSOP Function on the “agents subscription over PTS” procedure and instructing DTC to charge their applicable DTC account for the subscription payment for the new shares and deliver such amount to the Subscription Agent. DTC must receive the subscription instructions and payment for the new shares by the Expiration Date.

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